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                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                  SCHEDULE 13G


                    Under the Securities Exchange Act of 1934

                                 Amendment No. 1


                                  BeFree, Inc.
--------------------------------------------------------------------------------
                                (Name of Issuer)

                     Common Stock, $.01 par value per share
--------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                   073308 10 8
                                 --------------
                                 (CUSIP Number)


                                December 31, 2000
--------------------------------------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

     [ ]  Rule 13d-1(b)

     [ ]  Rule 13d-1(c)

     [X]  Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).



POTENTIAL PERSONS WHO ARE TO RESPOND TO THE COLLECTION OF INFORMATION CONTAINED IN THIS FORM ARE NOT REQUIRED TO RESPOND UNLESS THE FORM DISPLAYS A CURRENTLY VALID OMB CONTROL NUMBER.


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---------------------                                          -----------------
CUSIP No. 073308 10 8             SCHEDULE 13G                 Page 2 of 9 pages
--------------------------------------------------------------------------------
1.   NAMES OF REPORTING PERSONS.
     I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY).

     Matrix Partners V, L.P.
--------------------------------------------------------------------------------
2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS) (a) [ ]
                                                                         (b) [ ]
--------------------------------------------------------------------------------
3.   SEC USE ONLY

--------------------------------------------------------------------------------
4.   CITIZENSHIP OR PLACE OF ORGANIZATION

     Delaware
--------------------------------------------------------------------------------
                              5.   SOLE VOTING POWER

                                   4,931,718
  NUMBER OF                   --------------------------------------------------
   SHARES                     6.   SHARED VOTING POWER
BENEFICIALLY
  OWNED BY                         0
    EACH                      --------------------------------------------------
 REPORTING                    7.   SOLE DISPOSITIVE POWER
  PERSON
   WITH:                           4,931,718
                              --------------------------------------------------
                              8.   SHARED DISPOSITIVE POWER

                                   0
--------------------------------------------------------------------------------
9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     4,931,718
--------------------------------------------------------------------------------
10.  CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE
     INSTRUCTIONS)                                                           [ ]

--------------------------------------------------------------------------------
11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
     7.49%
--------------------------------------------------------------------------------
12.  TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

     PN
================================================================================


                               Page 2 of 9 pages
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---------------------                                          -----------------
CUSIP No. 073308 10 8             SCHEDULE 13G                 Page 3 of 9 pages
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1.   NAMES OF REPORTING PERSONS.
     I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY).

     Matrix V Entrepreneurs Fund, L.P.
--------------------------------------------------------------------------------
2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS) (a) [ ]
                                                                         (b) [x]
--------------------------------------------------------------------------------
3.   SEC USE ONLY

--------------------------------------------------------------------------------
4.   CITIZENSHIP OR PLACE OF ORGANIZATION

                                                                        Delaware
--------------------------------------------------------------------------------
                              5.   SOLE VOTING POWER

                                                                         550,376
  NUMBER OF                   --------------------------------------------------
   SHARES                     6.   SHARED VOTING POWER
BENEFICIALLY
  OWNED BY                                                                     0
    EACH                      --------------------------------------------------
 REPORTING                    7.   SOLE DISPOSITIVE POWER
  PERSON
   WITH:                                                                 550,376
                              --------------------------------------------------
                              8.   SHARED DISPOSITIVE POWER

                                                                               0
--------------------------------------------------------------------------------
9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                                                                         550,376
--------------------------------------------------------------------------------
10.  CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE
     INSTRUCTIONS)                                                           [ ]

--------------------------------------------------------------------------------
11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
                                                                           0.84%
--------------------------------------------------------------------------------
12.  TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

                                                                              PN
================================================================================


                               Page 3 of 9 pages

---------------------                                          -----------------
CUSIP No. 073308 10 8             SCHEDULE 13G                 Page 4 of 9 pages
--------------------------------------------------------------------------------
1.   NAMES OF REPORTING PERSONS.
     I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY).

     Matrix V Management Co., L.L.C.
--------------------------------------------------------------------------------
2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS) (a) [ ]
                                                                         (b) [ ]
--------------------------------------------------------------------------------
3.   SEC USE ONLY

--------------------------------------------------------------------------------
4.   CITIZENSHIP OR PLACE OF ORGANIZATION

     Delaware
--------------------------------------------------------------------------------
                              5.   SOLE VOTING POWER

                                   5,482,094
  NUMBER OF                   --------------------------------------------------
   SHARES                     6.   SHARED VOTING POWER
BENEFICIALLY
  OWNED BY                         0
    EACH                      --------------------------------------------------
 REPORTING                    7.   SOLE DISPOSITIVE POWER
  PERSON
   WITH:                           5,482,094
                              --------------------------------------------------
                              8.   SHARED DISPOSITIVE POWER

                                   0
--------------------------------------------------------------------------------
9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     5,482,094
--------------------------------------------------------------------------------
10.  CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE
     INSTRUCTIONS)                                                           [ ]

--------------------------------------------------------------------------------
11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
     8.33%
--------------------------------------------------------------------------------
12.  TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

     PN
================================================================================


                               Page 4 of 9 pages

---------------------                                          -----------------
CUSIP No. 073308 10 8             SCHEDULE 13G                 Page 5 of 9 pages
--------------------------------------------------------------------------------
1.   NAMES OF REPORTING PERSONS.
     I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY).

     W. Michael Humphreys
--------------------------------------------------------------------------------
2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS) (a) [ ]
                                                                         (b) [ ]
--------------------------------------------------------------------------------
3.   SEC USE ONLY

--------------------------------------------------------------------------------
4.   CITIZENSHIP OR PLACE OF ORGANIZATION

     United States
--------------------------------------------------------------------------------
                              5.   SOLE VOTING POWER

                                   5,586,989
  NUMBER OF                   --------------------------------------------------
   SHARES                     6.   SHARED VOTING POWER
BENEFICIALLY
  OWNED BY                         0
    EACH                      --------------------------------------------------
 REPORTING                    7.   SOLE DISPOSITIVE POWER
  PERSON
   WITH:                           5,586,989
                              --------------------------------------------------
                              8.   SHARED DISPOSITIVE POWER

                                   0
--------------------------------------------------------------------------------
9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     5,586,989
--------------------------------------------------------------------------------
10.  CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE
     INSTRUCTIONS)                                                           [ ]

--------------------------------------------------------------------------------
11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
     8.49%
--------------------------------------------------------------------------------
12.  TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

     PN
================================================================================


                               Page 5 of 9 Pages
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CUSIP No. 073308 10 8             SCHEDULE 13G                 Page 6 of 9 pages
--------------------------------------------------------------------------------


ITEM 1(a)      NAME OF ISSUER:

               BeFree, Inc.


ITEM 1(b)      ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:

               154 Crane Meadow Road, Suite 100
               Marlborough, MA 01752

ITEM 2(a)      NAME OF PERSONS FILING:

               Matrix Partners V, L.P. ("Matrix V"); Matrix V Entrepreneurs Fund, L.P. ("Entrepreneurs", and together with Matrix V, the "Partnerships"); Matrix V Management Co., L.L.C. ("Management"), the general partner of each of the Partnerships; and W. Michael Humphreys ("Humphreys"), the managing member of Management who has sole voting and dispositive authority with respect to shares of BeFree, Inc. held of record by the Partnerships.

ITEM 2(b)      ADDRESS OF PRINCIPAL BUSINESS OFFICE OR, IF NONE, RESIDENCE:

               The address of the reporting persons is:

               1000 Winter Street Suite 4500
               Waltham, MA 02451


ITEM 2(c)      CITIZENSHIP:

               Matrix V is a limited partnership organized under the laws of the State of Delaware. Entrepreneurs is a limited partnership organized under the laws of the State of Delaware. Management is a limited liability company organized under the laws of the State of Delaware. Mr. Humphreys is a citizen of the United States.


ITEM 2(d)      TITLE OF CLASS OF SECURITIES:

               Common Stock, par value $.01 per share (the "Common Stock").


ITEM 2(e)      CUSIP NUMBER:

               073308 10 8


ITEM 3         DESCRIPTION OF PERSON FILING:

               Not applicable.


ITEM 4         OWNERSHIP(1):

               (a)  AMOUNT BENEFICIALLY OWNED:

                    Matrix V is the record holder of 4,931,718 shares of Common Stock and may be deemed to beneficially own the 4,931,718 shares of Common Stock held of record by it. Entrepreneur is the record holder of 550,376 shares of Common Stock and may be deemed to beneficially own the 550,376 shares of Common Stock held of record by it. Management, as general partner of the Partnerships, may be deemed to beneficially own the 5,482,094 shares of Common Stock held


---------------------
(1)  As of December 31, 2000.


                               Page 6 of 9 pages
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CUSIP No. 073308 10 8             SCHEDULE 13G                 Page 7 of 9 pages
--------------------------------------------------------------------------------


                    of record by the Partnerships. Mr. Humphreys, as the managing member of Management who has sole voting and dispositive authority with respect to shares of BeFree, Inc. held of record by the Partnerships, may be deemed to beneficially own the 5,482,094 shares of Common Stock held of record by the Partnerships and as the record holder of 104,895 shares, may be deemed to beneficially own an aggregate of 5,586,989 shares. The filing of this statement shall not be construed as an admission that any of the reporting persons are, for the purpose of Section 13(d) or 13(g) of the Act, the beneficial owners of any securities covered under this statement.

               (b)  PERCENT OF CLASS:

                    Matrix V:                       7.49%
                    Entrepreneurs:                  0.84%
                    Management:                     8.33%
                    Mr. Humphreys:                  8.49%

               (c)  NUMBER OF SHARES AS TO WHICH THE PERSON HAS:

                    (i) sole voting power; (ii) shared voting power; (iii) sole dispositive power; (iv) shared dispositive power:

                    Matrix V may be deemed to have sole power to vote and dispose of 4,931,718 shares of Common Stock held of record by it. Entrepreneurs may be deemed to have sole power to vote and dispose of 550,376 shares of Common Stock held of record by it. Management, as general partner of the Partnerships, may be deemed to have sole power to vote and dispose of the 5,482,094 shares of Common Stock held of record by the Partnerships. Mr. Humphreys, as the managing member of Management who has sole voting and dispositive authority with respect to shares of BeFree, Inc. held of record by the Partnerships, may be deemed to have sole power to vote and dispose of the 5,482,094 shares of Common Stock held of record by the Partnerships and 104,895 shares of which he is the record holder.


ITEM 5         OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS:

               Not applicable.

ITEM 6         OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON:

               Not applicable.

ITEM 7 IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING
               COMPANY:

               Not applicable.

ITEM 8         IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP:

               Not applicable.

ITEM 9         NOTICE OF DISSOLUTION OF GROUP:

               Not applicable.

ITEM 10        CERTIFICATION:


                               Page 7 of 9 pages
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CUSIP No. 073308 10 8             SCHEDULE 13G                 Page 8 of 9 pages
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               Not applicable.

                                    SIGNATURE

     After reasonable inquiry and to the best of the knowledge and belief of each of the undersigned, each of the undersigned hereby certifies that the information set forth in this statement is true, complete and correct.

DATED:  February 13, 2001.


                                   MATRIX PARTNERS V, L.P.


                                   By: Matrix V Management Co., L.L.C.
                                       General Partner


                                       By: /s/ W. Michael Humphreys
                                           -------------------------------------
                                           W. Michael Humphreys
                                           Managing Member


                                   MATRIX V ENTREPRENEURS FUND, L.P.


                                   By: Matrix V Management Co., L.L.C.
                                           General Partner


                                        By: /s/ W. Michael Humphreys
                                            ------------------------------------
                                            W. Michael Humphreys
                                            Managing Member


                                   MATRIX V MANAGEMENT CO., L.L.C.


                                        By: /s/ W. Michael Humphreys
                                            ------------------------------------
                                            W. Michael Humphreys
                                            Managing Member

                                          /s/ W. Michael Humphreys
                                   ---------------------------------------------
                                            W. Michael Humphreys


                               Page 8 of 9 pages